UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): November 23, 2015

SPHERIX INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Delaware	0-5576	52-0849320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6430 Rockledge Drive, Suite 503 Bethesda, MD	20817
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 992-9260

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 23, 2015, Spherix Incorporated, a Delaware corporation (the “Company”), and RPX Corporation, a Delaware corporation with a principal place of business at One Market Plaza, Steuart Tower, Suite 800, San Francisco, CA 94105 (“RPX”), entered into a Patent License Agreement (the “RPX License”) under which the Company granted RPX the right to sublicense various patent license rights to certain RPX members. The consideration to the Company includes: (i) the cancellation of a $5,000,000 mandatory payment due from the Company on or by December 31, 2015 related to the redemption of its Series I Redeemable Convertible Preferred Stock (the “Series I Stock”); (ii) the transfer to the Company for cancellation of all remaining 29,940 shares of the Series I Stock; (iii) the transfer to the Company for cancellation of 13%, or 57,076 shares, of the Series H Convertible Preferred Stock currently held by RPX, having a total carrying amount of $4,765,846 at the time the stock was issued to Rockstar Consortium US LP (“Rockstar”); (iv) cancellation of the only outstanding security interest on 101 of the Company’s patents and patent applications that originated at Nortel Networks (“Nortel”), which security interest had previously been transferred to RPX by Rockstar (“RPX Security Interest”); and (v) $300,000 in cash to the Company.

In consideration of the above, the Company has granted RPX the rights to grant: (i) to Juniper Networks, Inc. (“Juniper”), a non-sublicensable, non-transferrable sublicense solely to use the six patents that had been asserted against Juniper by the Company (“Asserted Patents”); and (ii) to Apple, Blackberry, Cisco, Google, Huawei, Ericsson, Microsoft and Sony, to the extent those parties did not already have licenses to the Company’s patents, a non-sublicensable, non-transferrable sublicense to use Spherix’s existing portfolio. Prior to the Company’s ownership of its patents originating at Nortel, each of Apple, Blackberry, Ericsson, Microsoft and Sony had previously been granted full licenses to those patents. In addition, as previously disclosed, the Company granted Huawei a license under a separate litigation agreement with respect to Huawei’s network routers and switches. The Company also granted RPX the rights to grant Cisco and Google a sublicense under patents transferred to the Company during the next two years. The Company will dismiss its existing litigations against Cisco and Juniper and, within five (5) business days of the effective date of the RPX License, Cisco will request dismissal of its two petitions requesting inter partes re-examination (“IPR”) of certain of the Company’s patents at the Patent Trial and Appeal Board of the United States Patent and Trademark Office.

Further, the Company has agreed, for a period of six (6) months from the date of the RPX License (the “Standstill Period”) that: (a) the Company and RPX will engage in good faith negotiations for the grant of additional license rights to RPX’s other members in exchange for additional consideration to the Company; (b) the Company will not divest, transfer, or exclusively license any of the Company’s current patents; (c) neither RPX nor any RPX affiliate will challenge, or knowingly and intentionally assist others in challenging, the validity, enforceability, or patentability of any Company patent in any court or administrative agency having jurisdiction to consider the issue; and (d) the Company will not bring an action against current RPX members for patent infringement.

Following the Standstill Period, as a result of the release of the RPX Security Interest, the Company may leverage, divest, transfer, or exclusively license its patents in a manner that is beneficial to the Company. The Company retains its rights to bring claims under its patents at any time against other parties who are not licensees or beneficiaries under the RPX License. The Company also retains its rights, following the Standstill Period, to bring claims under its patents against current RPX members who did not become licensees or beneficiaries during the Standstill Period and, with respect to Juniper, under all of the Company’s patents other than the six Asserted Patents.

The foregoing description is qualified in its entirety by reference to the RPX License, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits. The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

10.1	Patent License Agreement, dated as of November 23, 2015, by and between Spherix Incorporated and RPX Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 30, 2015

SPHERIX INCORPORATED

By:	/s/ Anthony Hayes
Name: Anthony Hayes
Title: Chief Executive Officer